Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Tempo Automation Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	8,193,220 (2)	$1.365(5)	$11,183,745.3000(5)	0.00011020	$1,232.45
Equity	Common stock, $0.0001 par value per share	Rule 457(h)	2,209,728(3)	$7.0062(6)	$15,481,796.3136(6)	0.00011020	$1,706.09
Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	1,619,990(4)	$1.365(5)	$2,211,286.3500(5)	0.00011020	$243.68
Total Offering Amounts					$28,876,827.9636		$3,182.23
Total Fee Offsets							-
Net Fee Due							$3,182.23

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (“Registration Statement”) also covers any additional number of shares of common stock, $0.0001 par value per share (“Common Stock”) of Tempo Automation Holdings, Inc. (the “Company”) that become issuable under the Tempo Automation Holdings, Inc. 2022 Incentive Award Plan (the “2022 Plan”) and the Tempo Automation, Inc. Amended and Restated 2015 Equity Incentive Plan (the “Prior Plan”) by reason of any stock splits, stock dividends or other distribution, recapitalization or similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)	Represents 8,193,220 shares of Common Stock authorized for future issuance under the 2022 Plan, which includes 3,896,412 shares of Common Stock initially reserved for issuance under the 2022 Plan, plus 1,074,202 shares of Common Stock that became available for issuance under the 2022 Plan on January 1, 2023 pursuant to an annual automatic increase provision contained therein, plus 3,222,606 shares of Common Stock representing an estimate of the shares of Common Stock that may in the future become available under the 2022 Plan due to an annual automatic increase provision contained therein.
(3)	Represents 2,209,728 shares of Common Stock issuable upon exercise of outstanding stock option awards under the Prior Plan.
(4)	Represents 1,619,990 shares of Common Stock issuable upon settlement of outstanding restricted stock units under the Prior Plan.
(5)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based on the average of the high and low sales price per share of Common Stock on the Nasdaq Stock Market LLC on February 15, 2023.
(6)	The proposed maximum offer price per share has been determined pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is $7.0062 per share, which is the weighted-average exercise price of stock option awards outstanding under the Prior Plan as of the date of the Registration Statement.